                                                      Pursuant to Rule 424(b)(3)
                                                              File No. 333-32846



                  SUPPLEMENT TO PROSPECTUS DATED MAY 1, 2000

                        COPPER MOUNTAIN NETWORKS, INC.

                                 MAY 24, 2000

                                --------------


        The Prospectus dated May 1, 2000, as declared effective on May 1, 2000, is hereby supplemented as follows to restate, in its entirety, the "Principal and Selling Stockholders" section on pages 56-59 of the Prospectus. This Supplement, together with the Prospectus, constitutes the complete prospectus with respect to the shares offered hereby.



                       PRINCIPAL AND SELLING STOCKHOLDERS

   Except as indicated, the following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 30, 2000 and as adjusted to reflect the sale of common stock in this offering for:

  . each person who we know to own beneficially more than five percent of our outstanding common stock;

  .  each of our directors;

  .  certain of our executive officers;

  .  all of our directors and executive officers as a group; and

  .  each selling stockholder.

   In connection with our acquisition of OnPREM Networks Corporation, we agreed to register common stock for those stockholders for resale. We are unable to determine the exact number of shares that actually have been or will be sold.

   The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder.

   Except as indicated, and subject to community property laws where applicable, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 50,451,092 shares of common stock outstanding as of April 30, 2000.



                                                                            Shares Beneficially
                                         Number of               Number of    Owned After This
                                           Shares                 Shares        Offering (2)
                                        Beneficially               Being    --------------------
Name and Address of Beneficial Owner     Owned (1)   Percentage Offered (2)  Number   Percentage
------------------------------------    ------------ ---------- ----------- --------- ----------
Roger Evans(3).........................    260,840         *        --        260,840       *
 (Greylock Equity Limited Partnership)

Tench Coxe(4)..........................    360,446         *        --        360,446       *
 (Sutter Hill Ventures)

Andrew W. Verhalen(5)..................    165,049         *        --        165,049       *
 (Matrix Partners IV, L.P.)

Richard H. Kimball(6)..................    571,888      1.13%       --        571,888    1.13%
 (Technology Crossover Ventures II, L.P.)

Joseph D. Markee(7)....................  1,249,835      2.48%       --      1,249,835    2.48%
Mark Handzel(8)........................  1,238,354      2.45%       --      1,238,354    2.45%

                                                                              Shares Beneficially
                                           Number of               Number of    Owned After This
                                             Shares                 Shares        Offering (2)
                                          Beneficially               Being    --------------------
Name and Address of Beneficial Owner       Owned (1)   Percentage Offered (2)  Number   Percentage
------------------------------------      ------------ ---------- ----------- --------- ----------
Richard Gilbert(9)......................     660,299      1.30%         --      660,299    1.30%
Steve Hunt(10)..........................     503,750      1.00%         --      503,750    1.00%
Mike Kelly(11)..........................     237,713         *          --      237,713       *
Raymond V. Thomas(12)...................      60,000         *          --       60,000       *
Robert L. Bailey(13)....................      66,000         *          --       66,000       *
All directors and officers as a group
 (17 persons) (14)......................   6,044,449     11.69%         --    6,044,449   11.69%
Sabine Austin...........................         641         *          641           0       *
Charles A. Blanchard(25)................       1,259         *        1,259           0       *
Rolf Brauchler..........................       5,646         *        5,646           0       *
Edward F. and Sherril S. Brennan,
 JTWS(24)...............................       1,679         *        1,679           0       *
Wilson O. Cochran, II(15)...............      45,087         *       39,072       6,015       *
Casey E. Cox............................     128,319         *      128,319           0       *
Les Denend..............................         320         *          320           0       *
Satish Gune.............................         641         *          641           0       *
William Ingram(16)......................       2,406         *        2,138         268       *
Steven M. and Neal B. Johnson...........       5,373         *        5,373           0       *
 Tenants in Common(25)
Katz Financial Services Ltd.(25)........       2,566         *        2,566           0       *
Steven Langham..........................         320         *          320           0       *
David Laone(17).........................         641         *          449         192       *
James Lawson(18)........................       1,470         *        1,002         468       *
Mark L. Ludwig and Debby R. Ludwig
 Trustees, Mark Lawrence Ludwig
 Revocable Trust U/A/D 10/30/98(25).....       6,760         *        6,760           0       *
David M. Marshall.......................          64         *           64           0       *
George D. Marshall(26)..................     122,025         *      122,025           0       *
Lois F. Marshall........................       6,415         *        6,415           0       *
Paul J. Marshall........................          64         *           64           0       *
Sharon K. Marshall......................       6,415         *        6,415           0       *
Philip Monin(19)........................         641         *          427         214       *
ML-Montclair Capital Fund, LLC(25)......      13,000         *       13,000           0       *
Vic Para................................       5,645         *        5,645           0       *
John E. Parkey(25)......................       1,679         *        1,679           0       *
Chris Robbins(20).......................         949         *          684         265       *
Steven Santos(21).......................         427         *          213         214       *
Randolph M. Selig(25)...................       5,500         *        5,500           0       *
Ramadoss Venkatesan(22).................       8,553         *        6,415       2,138       *
James S. Acquistapace...................      29,415         *       29,415           0       *
Paul J. Ake.............................       3,645         *        3,645           0       *
Charles Giancarlo.......................      22,123         *       22,123           0       *
John Lee(23)............................      72,908         *       72,908           0       *
Robert Leppo(26)........................     137,266         *      137,266           0       *
Marla Lipsky............................       4,977         *        4,977           0       *
Robert R. Lux...........................       3,936         *        3,936           0       *
Charles S. Mitchell.....................       2,916         *        2,916           0       *
Anthony P. Russo, Trustee...............       5,037         *        5,037           0       *
 Anthony P. Russo Separate
 Property Trust U/A 9/11/90(25)
Amit Shah...............................      11,061         *       11,061           0       *
Thomas A. Skornia.......................      11,061         *       11,061           0       *
Richard White(26).......................      75,630         *       75,630           0       *
CIBC Bank and Trust Co. Limited as
 Trustee of Trust T304 (Randall Rose)...      72,908         *       72,908           0       *

                                                                        Shares
                                                                     Beneficially
                                Number of              Number of   Owned After This
                                  Shares                 Shares      Offering (2)
Name and Address of            Beneficially               Being    -----------------
Beneficial Owner                 Owned (1)  Percentage Offered (2) Number Percentage
-------------------            ------------ ---------- ----------  ------ ----------
Salomon Smith Barney Tax
 Advantaged Exchange Fund
 III, LLC(25)..................   10,796         *       10,796       0        *
SBIC Partners II, L.P. ........  109,362         *      109,362       0        *
Tallac Corporation(24).........   72,908         *       72,908       0        *
Tredegar Investments, Inc.(25).       74         *           74       0        *
TGI Fund III, LLC(26)..........  174,124         *      174,124       0        *
The Selig Capital Group........    7,061         *        7,061       0        *

--------
  *  Represents beneficial ownership of less than 1%.

 (1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 30, 2000 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares.

 (2) Assumes the sale by the selling stockholders of all of the shares of Copper Mountain common stock issued in connection with the acquisition of OnPREM Networks Corporation.

 (3) Mr. Evans is a general partner of the general partner of Greylock Equity Limited Partnership.

 (4) Includes 15,092 shares held in Mr. Coxe's Keogh account, and 60,000 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000. Mr. Coxe is a managing director of the general partner of Sutter Hill Ventures.

 (5) Includes 5,182 shares held by entities affiliated with Matrix Partners IV, L.P. and 60,000 shares issuable upon exercise of options held by Mr. Verhalen exercisable within 60 days of April 30, 2000. Mr. Verhalen is a general partner of Matrix Partners IV, L.P.

 (6) Includes:

    . 6,359 shares held by TCV II, V.O.F., which represent less than 1% of total shares before and after this offering;

    . 195,773 shares held by Technology Crossover Ventures II, L.P. which represent less than 1% of total shares before and after this offering;

    . 150,511 shares held by TCV II (Q), L.P. which represent less than 1% of total shares before and after this offering;

    . 26,712 shares held by TCV II Strategic Partners, L.P. which represent less than 1% of total shares before and after this offering;

    . 29,891 shares held by Technology Crossover Ventures II, C.V. which represent less than 1% of total shares before and after this offering; and

    . 60,000 shares issuable upon exercise of options held by Mr. Kimball exercisable within 60 days of April 30, 2000.

    Mr. Kimball, a director of Copper Mountain, is a managing member of the general partner of each of these entities.

 (7) Includes 19,656 shares of common stock held by Teresa L. Boley, Mr. Markee's spouse, 15,000 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000, and 32,429 shares subject to repurchase by Copper Mountain as of April 30, 2000.

 (8) Includes 32,429 shares subject to repurchase by Copper Mountain as of April 30, 2000, and 10,000 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

 (9) Includes 525,033 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(10) Includes 173,750 shares of common stock issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(11) Includes 27,325 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(12) Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(13) Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(14) Includes 1,233,886 shares subject to options exercisable within 60 days of April 30, 2000.

(15) Includes 6,015 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(16) Includes 268 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(17) Includes 192 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(18) Includes 468 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(19) Includes 214 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(20) Includes 265 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(21) Includes 214 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(22) Includes 2,138 shares issuable upon exercise of options exercisable within 60 days of April 30, 2000.

(23) Includes 21,872 shares of common stock held by Tallac Corporation. Mr. Lee is the president of Tallac Corporation.

(24) Includes 51,036 shares of common stock held by John Lee. Mr. Lee is the president of Tallac Corporation.

(25) Represents number of shares acquired pursuant to a transfer or distribution from another selling stockholder after April 30, 2000. With respect to such selling stockholder, we are unable to determine the number of shares of our common stock beneficially held by it other than the shares being offered by this Prospectus.

(26) Represents number of shares beneficially held subsequent to a transfer or distribution effective after April 30, 2000.